Exhibit 99.1
Context Therapeutics Reports Third Quarter 2026 Financial Results and Pipeline Progress
CTIM-76 weekly dosing at 140–280 µg in heavily pretreated PROC: 22% confirmed ORR,
56% confirmed DCR, and median PFS of 5.6 months
Dose escalation to 420 µg every three weeks is ongoing following completion of the DLT assessment period at 280 µg
Phase 1b initiation expected in Q1 2027 and initial Q3W efficacy data in Q2 2027
Cash and cash equivalents of $34.4 million as of September 30, 2026 expected to fund operations to early Q4 2027

PHILADELPHIA, November 10, 2026 -- Context Therapeutics Inc. (“Context” or the “Company”) (Nasdaq: CNTX), a clinical-stage biopharmaceutical company advancing T cell engaging (“TCE”) bispecific antibodies for solid tumors, today announced its financial results for the third quarter ended September 30, 2026, and reported on recent and upcoming business highlights. The Company also reported longer-term follow-up from weekly (“QW”) dosing and initial safety from every-three-week (“Q3W”) dosing in the ongoing Phase 1 trial of CTIM-76, its Claudin 6 (“CLDN6”) x CD3 TCE.
Longer-term Phase 1 follow-up showed median progression-free survival (“PFS”) of 5.6 months at biologically active weekly doses of 140–280 µg. An emerging association between dose, cytokine and T cell activation, and tumor shrinkage is informing dose selection as the Company optimizes every-three-week dosing and advances toward Phase 1b at a dose of 280 µg or higher. CTIM-76 was generally well tolerated, supporting further Q3W dose escalation from 280 µg to 420 µg. Activity extended to liver metastases, which are typically difficult to treat with immunotherapy:1 all seven liver target lesions decreased in size, including two that disappeared completely. While preliminary, these efficacy, pharmacodynamic and tolerability findings support continued development of CTIM-76 and further evaluation of its potential as a best-in-class TCE for platinum-resistant ovarian cancer (“PROC”).
“CTIM-76 continues to show promising activity in patients with PROC who had received a median of six prior lines of therapy,” said Martin Lehr, Chief Executive Officer of Context. “Our Phase 1b strategy is to evaluate CTIM-76 in patients with no more than five prior lines of therapy. These less heavily pretreated patients generally have lower tumor burden and better T cell fitness,2 providing a rationale to evaluate whether treatment in this population, together with Q3W dosing, can deliver greater clinical benefit and improved tolerability.3 We view the results to date as an initial benchmark, with Phase 1b providing an opportunity to further define CTIM-76’s clinical potential.”
Recent Pipeline Progress and Upcoming Milestones of Prioritized Clinical Programs:
CTIM-76: CLDN6 x CD3 TCE
Context is evaluating CTIM-76 as a monotherapy in a Phase 1 trial in patients with CLDN6-positive PROC, testicular and endometrial cancers. The U.S. FDA has granted Fast Track designation to CTIM-76 for patients with PROC who have received all standard-of-care therapies.
Patients
•As of October 30, 2026, 27 patients with ovarian (n=20), testicular (n=4) and endometrial (n=3) cancer had received CTIM-76 in dose escalation cohorts, either QW at 22.5 to 560 µg (n=21) or Q3W at 280 µg (n=6).
•Fifteen patients with PROC were treated at biologically active doses, either 140 to 280 µg QW (n=9) or 280 µg Q3W (n=6). These patients had received a median of 6 prior lines of therapy (range, 3–16), and 12 (80%) had received a prior antibody-drug conjugate (“ADC”) therapy, including 5 (33%) who had received two or more ADCs.
Efficacy
•Among efficacy evaluable PROC patients treated QW at biologically active doses (n=9), the confirmed objective response rate (“ORR”) was 22% and the disease control rate (“DCR”) was 56%. Two patients (22%) achieved a confirmed partial response and 3 (33%) had stable disease.
•As of October 30, 2026, median PFS was 5.6 months (95% CI: 1.2–7.4 months) among efficacy-evaluable PROC patients treated QW at biologically active doses.
•Tumor reduction was observed across metastatic sites, including regression of 7 liver lesions in 4 patients (median −58%; range −16% to −100%).
•Patients treated with Q3W dosing continue to be followed; initial Q3W efficacy data are expected in Q2 2027.
Pharmacokinetics and Pharmacodynamics
•Exposure increased approximately dose-proportionally, and the pharmacokinetic profile supports evaluation of Q3W dosing.
•CTIM-76 demonstrated dose-dependent induction of IFN-γ and IL-2, with higher peak cytokine levels and CD69+ CD8 T cell activation observed in patients with tumor reduction, providing clinical pharmacodynamic evidence consistent with the proposed mechanism of target-dependent T cell activation.
Safety
•Cytokine release syndrome occurred in 5 of 27 patients (18.5%); all events were Grade 1 or 2.
•Grade ≥3 treatment-emergent adverse events occurred in 22 of 27 patients (81.5%) overall. The most common were increased gamma-glutamyl transferase (GGT; 37.0%), increased aspartate aminotransferase (AST; 29.6%), increased alanine aminotransferase (ALT; 22.2%), increased lipase (18.5%), and anemia (14.8%).
•Grade ≥3 liver enzyme elevations were dose-related, occurring most frequently at 560 µg QW. At biologically active doses, Grade ≥3 AST and ALT elevations each occurred in 4 patients (21.1%). Hepatic enzyme elevations generally occurred early in treatment, were asymptomatic, and resolved with continued dosing.
Dose Escalation and Backfill
•The dose-limiting toxicity (“DLT”) evaluation period at 280 µg Q3W is complete (n=6 patients), and dose escalation to 420 µg Q3W (n=3–6) has begun. An additional 6 patients are being enrolled at 280 µg Q3W to further characterize that dose level.
Upcoming Expected Milestones:
•Q1 2027: Initiation of Phase 1b dose expansion
•Q2 2027: Phase 1a initial efficacy data with Q3W dosing in PROC patients
CT-202: Nectin-4 x CD3 TCE
Context is evaluating CT-202 as a monotherapy in a Phase 1 trial in patients with urothelial, colorectal and triple-negative breast cancers.
Recent Progress:
•September 2026: First patient dosed in Phase 1 trial
•Six sites are active in Australia
Upcoming Expected Milestones:
•2H 2027: Phase 1a initial data
•U.S. investigational new drug application filing on track by year-end 2026
Third Quarter 2026 Financial Results
•Cash and cash equivalents were $34.4 million at September 30, 2026, compared to $66.0 million at December 31, 2025. The Company expects its cash and cash equivalents will be sufficient to fund its operations to early fourth quarter of 2027.
•Research and development expenses were $5.7 million for the third quarter of 2026, compared to $8.7 million for the third quarter of 2025. The decrease was primarily driven by a $3.9 million reduction in CT-202 expenses, reflecting lower contract manufacturing and preclinical expenses. Higher CTIM-76, CT-95 and personnel-related costs partially offset this reduction.
•General and administrative expenses were $2.2 million for the third quarter of 2026, as compared to $1.9 million for the third quarter of 2025. The increase was primarily driven by higher salaries and personnel-related costs, including share-based compensation as compared to the same period in 2025.
•Other income was $0.3 million for the third quarter of 2026, as compared to $0.9 million for the third quarter of 2025, primarily due to lower interest income earned on cash and cash equivalent balances.

•Context reported a net loss of $7.6 million for the third quarter of 2026, as compared to $9.7 million for the third quarter of 2025.
References
1 Yu, J., Green, M.D., Li, S. et al. Liver metastasis restrains immunotherapy efficacy via macrophage-mediated T cell elimination. Nature Medicine 27, 152–164 (2021).
2 Cooper AJ, Sands J. T-cell engagers in small cell lung cancer. Cancer. 2026 Sep 15;132(18):e70600.
3 Sands J, et al. Tarlatamab plus durvalumab versus durvalumab alone in extensive-stage small-cell lung cancer: a phase 3 trial. New England Journal of Medicine. 2026;385(18):1623-1634.
About Context Therapeutics®
Context Therapeutics Inc. (Nasdaq: CNTX) is a biopharmaceutical company advancing T cell engaging (“TCE”) bispecific antibodies for solid tumors. Context’s goal is to build an innovative portfolio of TCE bispecific therapeutics, including CTIM-76, a Claudin 6 x CD3 TCE, and CT-202, a Nectin-4 x CD3 TCE. Context is headquartered in Philadelphia, PA. For more information, please visit www.contexttherapeutics.com or follow the Company on X (formerly Twitter) and LinkedIn.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding the Company’s strategy, future operations, prospects, and plans and objectives of management, are forward-looking statements. These statements may be identified by words such as “may,” “will,” “expect,” “believe,” “could,” “estimate,” “potential,” “anticipate,” “look forward,” “plan,” “intend,” and similar expressions.
Forward-looking statements in this press release include, without limitation, statements regarding: (i) plans related to the Company’s research and development activities, and the expected timing and potential results thereof, including trial design and patient enrollment criteria, dose selection and escalation, Q3W dose optimization and the initiation of a Phase 1b dose expansion trial of CTIM-76; (ii) the potential for CTIM-76 to demonstrate improved efficacy or tolerability in less heavily pretreated patients and in Q3W dosing; (iii) the expected timing of clinical data for CTIM-76 and CT-202; (iv) the expected timing of regulatory filings; (v) the Company’s expectation regarding the sufficiency of its cash and cash equivalents; and (vi) other non-historical statements.
These forward-looking statements involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied, and the Company cannot assure that its plans, intentions, expectations, or strategies will be achieved. These risks and uncertainties include, without limitation: (i) uncertainties regarding the Company’s expectations, projections, and estimates of future costs and expenses, capital requirements, the availability of additional financing and the Company’s capital requirements, including the Company’s ability to continue as a going concern; (ii) the timing, progress, and results of the Company’s discovery, preclinical and clinical development activities; (iii) clinical trial site activation and enrollment; (iv) unexpected safety or efficacy data observed during preclinical studies or clinical trials; (v) the risk that results from nonclinical or clinical studies may not be predictive of future results, and that interim data are subject to further analysis and may change as more patient data become available; (vi) uncertainties related to the regulatory approval process; (vii) the Company’s reliance on third parties; (viii) macroeconomic conditions; and (ix) whether the Company has sufficient funding to meet future operating expenses and capital expenditure requirements.
Additional factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the U.S. Securities and Exchange Commission (the “SEC”), and in the Company’s other filings with the SEC, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2026, and future reports.

Context Therapeutics Inc.
Condensed Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
	2026	2025	2026	2025
Operating Expenses				
Research and development	$ 5,716,786	$ 8,722,104	$ 25,261,652	$ 20,015,639
General and administrative	2,244,622	1,888,376	7,011,046	5,882,346
Loss from operations	(7,961,408)	(10,610,480)	(32,272,698)	(25,897,985)
Other income	337,702	917,243	1,409,994	2,799,977
Net loss	$ (7,623,706)	$ (9,693,237)	$ (30,862,704)	$ (23,098,008)
Net loss per common share, basic and diluted	($0.08)	($0.10)	($0.32)	($0.24)
Weighted average shares outstanding, basic and diluted	95,183,718	95,185,187	95,183,718	95,186,346

Context Therapeutics Inc.
Condensed Balance Sheets Data
(Unaudited)

	September 30, 2026	December 31, 2025
Cash and cash equivalents	$ 34,410,919	$ 65,995,228
Other assets	2,127,001	2,498,540
Total assets	$ 36,537,920	$ 68,493,768
Total liabilities	$ 5,532,662	$ 8,020,041
Total stockholders' equity	31,005,258	60,473,727
Total liabilities and stockholders' equity	$ 36,537,920	$ 68,493,768

Investor Relations Contact:
Jennifer Minai-Azary, Chief Financial Officer
Context Therapeutics Inc.
IR@contexttherapeutics.com